EXHIBIT 10.13

DISTRIBUTION AGREEMENT

This Distribution Agreement (the "Agreement") is executed on the dates set below to be effective as of the 7th day of October, 1998 between Antennas American, Inc., a Utah corporation, ("AAI") with its principal place of business located at 4860 Robb Street, Suite 101, Wheat Ridge, Colorado 80033, and Jasco Products, Co. Inc., an Oklahoma corporation, ("Distributor") with its principal place of business located at 311 N.W. 122, Oklahoma City, Oklahoma, 73114.

Recitals

A. AAI is engaged in the design, manufacturing and marketing of a variety of antennas and antenna systems.

B. AAI has designed, developed and is currently manufacturing VHF/UHF Off-Air TV antennas and related systems.

C. Pursuant to the terms and conditions described in this Agreement, AAI desires to establish Distributor as the Exclusive Distributor for Consumer Electronics Retail Customers for the Specified Product, each as defined below.

Agreement

In consideration of the covenants and mutual promises contained in this Agreement, AAI and Distributor agree as follows:

                             Article I: Definitions

1.01 As used in this Agreement, each of the following terms has the meaning set forth below, each meaning to be equally applicable both to the singular and plural forms of the terms defined.

    (a) The terms "sale" and "resale" and any grammatical variant of these terms shall include, without limitation, sales, contracts for sales, conditional sales, installment sales, rentals or leases, and any other arrangement whereby units of the Specified Product are placed at the disposal of the ultimate user.

    (b) "Specified Product" shall consist of the products designated in Exhibit A, and Exhibit A(i) attached hereto and incorporated herein.

    (c) "Purchase Order" shall consist of a bona fide contract to purchase the Specified Product from AAI by the Distributor and shall be in accordance with the terms and conditions as defined in Section 5.02 and
         5.03 below. Any provision of any Purchase Order inserted by Distributor that is not as defined in this Agreement shall be null and void unless accepted by AAI in writing in a document other than the Purchase Order.

    (d) "Exclusive Distributor" includes Distributor's rights, as set forth in this Agreement, to distribute and market the Specified Product throughout the United States, Mexico and Central America to Consumer Electronics Retail Customers on an exclusive basis.

    (e) "Consumer Electronics Retail Customers" are customers whose primary business is the distribution or retail sale of a variety of consumer electronics products that includes, but is not limited to, direct to home satellite equipment. "Consumer Electronics Retail Customers" also includes Thomson Consumer Electronics, Inc. for the Specified Products.

    (f) TVRO customers are non-Exclusive Distributor accounts that include customers whose primary business is the distribution or retail sale of satellite equipment to independent satellite retail customers and installers.

    (g) Other non-Exclusive Distributor accounts are Program Distributors, as defined by DirecTV(R), at its sole discretion, such as DirecTV(R), USSB, AT&T and Regional Bell Operating Companies. This also includes Primestar, Echostar, and their affiliates, that are licensed to distribute or provide the distribution of video, audio, or data services that such entities owns or are otherwise permitted to distribute from any DBS Satellite.

                     Article II: Appointment as Distributor

2.01 AAI hereby appoints Distributor, and Distributor hereby accepts the appointment, as the Exclusive Distributor for the sale to Consumer Electronics Retail Customers of the Specified Product. AAI will not directly solicit Consumer Electronics Retail Customers and all future inquiries and leads received by AAI from Consumer Electronics Retail Customers regarding sales of Specified Product will be referred by AAI to Distributor for follow up.

2.02 Distributor may not sell or otherwise make available the Specified Product to persons or entities that Distributor knows or has a reasonable basis to know intend to alter, modify, reverse engineer or otherwise attempt to manufacture or remanufacture the Specified Product. Distributor may not cause or attempt to cause the alteration, modification, reverse engineering, manufacture or remanufacture of the Specified Product.

2.03 Except as herein set forth, Distributor shall conduct its business in the purchase and resale of the Specified Product for its own account and at its own expense and risk. This Agreement does not in any way create the relationship of principal and agent, partners, co-venturers, or any similar relationship, between AAI and Distributor. Distributor covenants and warrants that it will not act or represent itself directly or by implication as agent for AAI and will not create or attempt to create any obligation, or make any representation, on behalf of or in the name of AAI. Except as otherwise set forth in this Agreement, it is understood that AAI shall exercise no control over the activities or operations of the Distributor, with each of the Distributor and AAI recognized hereunder as independent and free of one another except as set forth in this Agreement. It is further understood that AAI shall place no restrictions on Distributor's rights to work with or otherwise utilize other persons or entities in selling the Specified Product provided that (a) no person or persons or entity other than Distributor shall have any rights pursuant to this Agreement, and (b) Distributor shall be solely responsible to AAI for all obligations of Distributor to AAI and Distributor may not assign any such obligations, and (c) unless AAI otherwise enters into a written agreement with any such person or entity, (i) AAI shall have no relationship with any such persons or entities, (ii) such persons shall be at the sole risk and expense, and will be the sole responsibility of, Distributor, (iii) AAI shall not be responsible for salaries, commissions, or any other item of cost related to any such persons or entities, and (iv) no such person or entity will have any claim against AAI for any matter whatsoever. Distributor agrees to indemnify and hold harmless AAI against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to attorney's fees and other expenses of investigation and defense of any claims or actions) incurred by AAI due to resulting from, relating to, or arising out of the appointment of any such persons or entities or any other representatives, contractors, or sub-contractors engaged or alleged to have been engaged by Distributor with respect to the Specified Product.

2.04 Except as otherwise set forth in this Agreement, it is understood that AAI shall exercise no control over the activities or operations of the Distributor, with each of the Distributor and AAI recognized hereunder as independent and free of one another except as set forth in this Agreement. It is further understood that Distributor shall place no restrictions on AAI's rights to work with or otherwise utilize other persons or entities in manufacturing the Specified Product provided that (a) AAI shall be solely responsible to Distributor for all obligations of AAI to Distributor and AAI may not assign any such obligations, and (b) unless Distributor otherwise enters into a written agreement with any such person or entity, (i) distributor shall have no relationship with any such persons or entities, (ii) such persons shall be at the sole risk and expense, and will be the sole responsibility of, AAI, (iii) Distributor shall not be responsible for salaries, commissions, or any other item of cost related to any such persons or entities, and (iv) no such person or entity will have any claim against Distributor for any matter whatsoever. AAI agrees to indemnify, defend and hold harmless Distributor against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to attorneys' fees and other expenses of investigation and defense of any claims or actions) incurred by Distributor due to, resulting from, relating to, or arising out of the appointment of any such persons or entities or any other representatives, contractors, or sub-contractors engaged or alleged to have been engaged by AAI with respect to the specified Product.

2.05 AAI is the owner of all rights, title and interest in the Specified Product and all trademarks, trade names, registered or unregistered patents, the Patent Application, copyrights, trade secrets, know-how and rights relating to the manufacture of such Specified Products of which are not specifically owned by
Distributor,   including  but  not  limited  to  trademarks  owned  or  used  by
Distributor.

2.06 AAI agrees to indemnify, defend, and hold Distributor harmless from all liabilities of Distributor resulting from infringement by the Specified Products of any patent rights of third parties under the laws of the United States which may result from the sale or distribution of the Specified Product by Distributor as contemplated and authorized by this Agreement, provided that (i) this indemnification will arise only if a Distributor gives AAI prompt notice of the infringement claim; and (ii) the obligation will cover only the Specified Products as delivered by AAI and will not cover any correction, modification or addition made by anyone other than AAI. THE FOREGOING IS AAI'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PATENT RIGHTS OF ANY KIND.

                         Article III: Sales And Service

3.01 Distributor shall use all reasonable efforts to sell and promote the sales of the Specified Product, which all reasonable efforts shall include, but not be limited to prompt performance of all its obligations under this Agreement.

3.02 AAI shall use its reasonable efforts to develop and provide additional VHF/UHF off-air TV antenna products for the consideration of Distributor. Such products shall be for the consideration to add to this Agreement. Distributor will have 90 days to evaluate any new products to add to this Agreement.

                  Article IV: Marketing And Related Obligations

4.01 AAI will provide reasonable assistance to Distributor in matters of approaching and soliciting potential customers for the Specified Product. In the event Distributor requests AAI's reasonable assistance in promoting the Specified Product, which requests may include but are not limited to and, schedule permitting, that AAI attend specific trade shows or make sales presentations, then AAI agrees to provide its reasonable assistance in such regard or other reasonable activities at AAI's expense; provided, however, that in the event Distributor's requests are unreasonable or disproportionate to Distributor's purchases, and AAI informs Distributor that the requests are unreasonable or disproportionate to Distributor's purchases, Distributor will reimburse AAI for its reasonable cost of travel and other expenses related to this Section 4.01 in connection with any such activities undertaken solely at the request of Distributor.

4.02 Upon the execution of this Agreement and continuing through the term of this Agreement, AAI, at AAI's expense, will make available a toll-free customer service number for the reasonable assistance to end-users of the Specified Products with respect to the proper installation and operation of the Specified Products.

4.03 On an ongoing basis, AAI will furnish Distributor with reasonable technical information concerning the Specified Product, which shall include, without limitation, a copy of customer manuals, user information, instructions as to proper care and installation, and updates of the foregoing.

4.04 Any use of AAI's trade name, trademark (or any mark or name closely resembling the same) now or hereafter owned or licensed by AAI or any of its affiliates shall be subject to prior written approval of AAI.

                          Article V: Conditions Of Sale

5.01 The sale by AAI to Distributor of the Specified Product shall be subject to the provisions of this Agreement and to no other terms and conditions unless agreed to in writing by the parties.

5.02 The price of the units of the Specified Product (the "Unit Price") sold to Distributor by AAI is listed in Exhibits A and A(i) attached to and made a part of this Agreement.

5.03 Distributor agrees to purchase per month (the "Monthly Quota") as outlined in Exhibit A of this Agreement. In order to determine whether the required minimum number of units has been purchased by Distributor during a particular period, the following factors apply: units shall be considered purchased during the particular period if the Purchase Order with respect to those units is accepted by AAI during the period.

5.04 Provided Distributor is not in default of this Agreement, including the terms stated in 5.02 and 5.03 above, all Purchase Orders received during a calendar month in the aggregate up to but not exceeding 6,000 units shall be binding on AAI upon receipt. AAI shall use its best efforts to fill and ship all Purchase Orders within accepted delivery dates specified in such Purchase Order or at least within 9 weeks if no delivery date is accepted or specified, acceptance not to be unreasonably withheld. Should AAI not deliver orders within one week of the specified or accepted ship date, Distributor shall be entitled to recover reasonable losses or costs incurred by Distributor related to said late deliveries. Loss limitation as described in Sections 6.03 and 9.02 does not apply to the reasonable losses or costs mentioned above, unless the late delivery is due to demonstrable acts of God or any other cause that was beyond AAI's reasonable control.

5.05 Delivery to Distributor or Distributor's customers shall be by carrier reasonably agreed to between Distributor and AAI and shall be F.O.B. AAI's facility in the Denver, Colorado area. Claims for damage or shortages must be made in writing by Distributor to AAI within 30 days after arrival of the shipment. If a claim is not made in this time period and manner, AAI shall not be required to forward the claim to the carrier and Distributor shall bear the responsibility of the shipment.

5.06 AAI agrees to deliver Specified Product direct to customers of Distributor as Distributor may reasonably request. All freight claims and other shipping matters are subject to the terms of this Agreement.

                   Article VI: Warranties and Indemnification

6.01 The Specified Product sold under this Agreement by AAI to Distributor shall be Warranted by AAI to Distributor and the end-user to be free from defects in workmanship and materials for (i) not more than one year from the date the end user purchases the Specified Product, and (ii) with respect to units in Distributor's inventory or its Dealer's inventory for not more than two years from the date of delivery by AAI to Distributor. Such Warranty shall not be affected by the termination of this Agreement. With respect to any such specified Product which are defective, they shall be returned to AAI's designated location, freight prepaid, and upon receipt by AAI, AAI shall either
(a)  replace  the  defective  Specified  Product  with  non-defective  Specified
Product, or (b) remit a check to Distributor equal to the amount of Distributor's price paid to AAI, including outbound freight, for such Specified Product.

6.02 NO WARRANTIES, EXPRESSED OR IMPLIED, OTHER THAN THOSE ABOUT WHICH DISTRIBUTOR IS INFORMED PURSUANT TO SECTION 6.01 HEREOF, ARE GIVEN IN RESPECT TO THE SPECIFIED PRODUCT, AND ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE IS HEREBY EXPRESSLY DISCLAIMED. ANY ACTION FOR ANY ALLEGED BREACH OF ANY CONTRACT OF SALE OR OF THE ABOVE-STATED WARRANTY IN RESPECT OF THE PRODUCT MUST BE COMMENCED WITHIN ONE YEAR AFTER THE CAUSE OF ACTION ACCRUES, AND IF NOT COMMENCED WITHIN THAT PERIOD, THE RIGHT TO BRING SUCH CAUSE OF ACTION SHALL BE DEEMED TO HAVE BEEN WAIVED.

6.03 IN NO EVENT SHALL AAI BE LIABLE FOR ANY LOSS OF ANTICIPATED PROFITS, OR FOR THE LOSS OF USE, OR FOR THE COST OF "COVER" OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. BUYER WAIVES ANY RIGHT, EXTENDING BEYOND THE FOREGOING WARRANTY, TO CLAIM FOR NEGLIGENCE IN DESIGN, MATERIAL, WORKMANSHIP OR INSTALLATION.

6.04 Distributor will use reasonable efforts to become familiar with the requirements of safety codes and laws of the states and in which it sells and delivers the Specified Product under this Agreement. Whenever Distributor learns of any such code or law, or changes in such code or law, with which the Specified Product are not in compliance, Distributor will advise and consult with AAI about such code or law. In the event Distributor learns of any such code or law, Distributor hereby indemnifies AAI from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, (including attorneys' fees), expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against AAI arising from the sale by Distributor of any units of the Specified Product which did not comply at the time of Distributor's sale of such product with the safety codes and law, as the same may be amended from time to time, of the states and in which the Specified Product are delivered. Upon notification by Distributor to AAI of any violation of a code or law, AAI will use its best efforts to modify future product to meet such codes or laws within 60 days of notification.

6.05 Upon the execution of this Agreement and continuing through the term of this Agreement, both AAI and Distributor shall obtain and maintain in effect a product liability insurance policy covering the Specified Product, which policy shall provide coverage of at least $1,000,000 and other reasonable provisions as determined by applicable revenues of Distributor. Both parties shall make a copy of the insurance policy available upon request by the other party.

                       Article VII: Termination And Breach

7.01 This Agreement shall be effective as of the date hereof when executed by Distributor and AAI, and shall be for a 5 year term with 2 successive 1 year renewal periods unless otherwise terminated as provided in this Agreement. Termination of this Agreement as provided in this Agreement shall automatically terminate all Exhibits to this Agreement. Monthly Quotas pursuant to this Agreement will be reviewed and adjusted if necessary at each annual anniversary date based on reasonable estimates of both market and manufacturing conditions. The new Monthly Quotas will be determined only by an amendment to Exhibits A and A(i) mutually agreed to by AAI and Distributor.

7.02 AAI may terminate this Agreement immediately by delivery to Distributor written notice of such termination in the event of the happening of any of the following:

         (a) Failure of Distributor to purchase and pay for at least the Monthly Quota of the Specified Product as set forth in this Agreement. Such termination shall immediately release distributor from any past and future Monthly Quota purchases.

         (b) A material breach of any other provision of this Agreement by Distributor, after written notice and failure to cure same either within thirty (30) days or in the event that more than thirty (30) days are reasonably required to cure such default, then after the expiration of such longer agreed to period.

7.03 Distributor may elect to terminate this Agreement immediately by delivery to AAI or its representative written notice of such termination in the event of the happening of any of the following:

         (a) A material breach of any provision of this Agreement by AAI, after written notice and failure to cure same within thirty
                  (30) days unless that in the event that more than thirty (30) days are reasonably required to cure such default, then after the expiration of such longer agreed to period.

         (b) Failure by AAI to deliver the Specified Product pursuant to the terms of this Agreement and such failure continues for more than thirty (30) days after the scheduled delivery date provided that in the event that more than thirty (30) days are reasonably required to cure such failure, then after the expiration of such agreed to longer period.

         (c) Change in Distributor customer base and market conditions. Such termination shall be not be effective until 60 days after delivery of notice by Distributor of such change in Distributor's customer base or market conditions.

7.04 This Agreement shall terminate automatically and without the giving of notice in the event Distributor shall ask its creditors for a moratorium, or execute an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankruptcy pursuant to an involuntary petition, or shall suffer for a period exceeding sixty (60) days appointment of a temporary or permanent receiver, trustee, or custodian on all or substantial part of its assets.

7.05 This Agreement shall terminate automatically and without the giving of notice in the event AAI shall ask its creditors for a moratorium, or execute an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankruptcy pursuant to an involuntary petition, or shall suffer for a period exceeding sixty (60) days appointment of a temporary or permanent receiver, trustee, or custodian on all or a substantial part of its assets.

                  Article VIII: Transactions After Termination

8.01 Any termination of this Agreement shall not release Distributor from paying any amount which may then be owing to AAI or for paying for any units of the Specified Product, less defective units, which may have been ordered by and/or shipped to Distributor, as of the date of termination. AAI may offset and deduct from any or all amounts owed to Distributor, any or all amounts owed by Distributor to AAI, rendering to Distributor the excess, if any.

8.02 In the event of termination of this Agreement, AAI will maintain, at AAI's expense, the toll-free customer service number as described in Section 4, of this Agreement, for a period of at least 12 months after termination.

8.03 In the event of termination of this Agreement by either party as provided herein except as expressly provided in this Agreement, AAI is relieved from any obligation to make any further shipments hereunder. The acceptance of Purchase Orders by AAI from Distributor or the continuous sale of units of the Specified Product or parts to Distributor shall not be construed as a renewal of this Agreement for any further term nor as a waiver of the termination. In the event of AAI's acceptance of Purchase Orders from Distributor after the termination of this Agreement, then AAI shall be obligated to deliver such units as though this Agreement were in full force and effect, unless agreed to otherwise in writing by the parties, but shall not be construed as a renewal of this Agreement for any further term nor as a waiver of the termination.

8.04 In the event this Agreement is terminated for any reason, all subsequent defective returns will be settled by a remittance check from AAI to Distributor for the original purchase price paid by Distributor within 14 days of receipt of the defective returns by AAI. Any defective returns deemed by AAI not to be defective, as specified in Section 6.01, 6.02 and 6.03 shall be returned to Distributor freight collect.

                            Article IX: Miscellaneous

9.01 There are no understandings with respect to the subject matter hereof not contained in this Agreement. This Agreement shall supersede and cancel all previous contracts, arrangements or understandings that may have existed or may exist between the parties with respect to the subject matter hereof. All amendments, changes, revisions and discharges of this Agreement, in whole or part, and from time to time, shall be binding upon the parties only as the same shall be in writing and executed by the parties hereto.

9.02 Neither AAI nor Distributor shall by reason of the termination or non-renewal of this Agreement be liable to the other for compensation, reimbursement or damages on account of the loss of prospective profits, or anticipated sales or on account of expediters, investments, leases, property improvement or commitment in connection with the business or goodwill of AAI, Distributor or otherwise.

9.03 Neither this Agreement nor any rights or obligations covered by it are transferable or assignable, in whole or in part, by Distributor either voluntarily, or by operation of law, without first obtaining the prior written consent of AAI which consent shall not be unreasonably withheld.

9.04 All notices, requests, demands, directions and other communications provided for hereunder shall be in writing (including telegraphic communication) and shall be mailed or delivered personally or sent by telegraph, telecopier or facsimile to the applicable party or, as to each party, at such address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this section. Each such notice, request, demand, direction or other communication shall, when mailed or telegraphed, be effective on the fifth working day after it has been deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, and when mailed shall be sent by first class certified air mail, return receipt requested, enclosed in a postage-prepaid wrapper. Each such notice, request, demand, direction or other communications shall, when delivered personally or sent by telecopier or facsimile, be effective when delivered.

9.05 No change, addition, or modification to this Agreement shall be effective unless and until the same is in writing and properly executed by the parties hereto.

9.06 The laws of the state of domiciliary of the violated party shall apply and bind the parties in all questions arising hereunder, regardless of the jurisdiction in which any action or proceeding may be initiated or maintained. It is understood, however, that if any of the provisions of this Agreement in any way violated or contravenes the laws of any state or territory, such provision shall be deemed not to be part of this Agreement, and the remainder of this Agreement shall remain in full force and effect. In the event any provision of this Agreement is found to be inapplicable or uncertain, then to the extent not inconsistent with both the provisions of this Agreement and the intent of such Agreement, then the Oklahoma Uniform Commercial Code shall apply.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the dates set forth below.

Antennas America, Inc.                          Jasco Products Co., Inc.


By: /s/ Randall P. Marx, CEO                    By:  /s/ Scott Busby, VP CFO/COO
    --------------------------                       ---------------------------


Date:  October 7, 1998                                   Date:  October 7, 1998